Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 22, 2010, relating to the financial statements of SPDR® Gold Trust as of September 30, 2010 and for the years ended September 30, 2010 and 2009, appearing in the Annual Report on Form 10-K of SPDR® Gold Trust for the year ended September 30, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York
April 26, 2012